VOTE BY PHONE CONFIRMATION LETTER
(WRITTEN)

VOTE CONFIRMATION

(Shareholder name & address of record)

PUTNAM INTERMEDIATE TAX EXEMPT FUND
Meeting of Shareholders May 2, 1996
Account:
Shares:

Votes Received:  (list proposal as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on May 1, 1996.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

Vote-By-Phone Solicitation Script for
Putnam Intermediate Tax Exempt Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)?
I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Intermediate Tax Exempt Fund for which you recently received a combined prospectus/proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are approving George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, proxies, with power of substitution, and authorizing them to represent and vote your shares, at the meeting of shareholders of Putnam Intermediate Tax Exempt Fund, on May 2, 1996, at 2:00 p.m., Boston time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following proposal, for which the Trustees are recommending a vote in favor. That proposal is to:

     Approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Putnam Intermediate Tax Exempt Fund (which we'll call the "Intermediate Fund") to Putnam Tax Exempt Income Fund (which we'll call the "Income Fund") in exchange for shares of the Income Fund and the assumption by the Income Fund of all of the liabilities of the Intermediate Fund, and the distribution of such shares to the shareholders of the Intermediate Fund in complete liquidation of the Intermediate Fund.

     How would you like to vote on this proposal?
          Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions:

You voted:     (For, Against, Abstained from) the proposal to
               approve the Agreement and Plan of Reorganization.

     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

Q&A for Putnam Intermediate Tax Exempt Fund

On approximately February 27, 1996, a combined prospectus/proxy statement was sent to shareholders of Putnam Intermediate Tax Exempt Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the merger proposal for this fund, followed by answers and information regarding each issue.

1.  What is being proposed?

The Trustees have approved the merger of your fund, Putnam Intermediate Tax Exempt Fund, into Putnam Tax Exempt Income Fund. The merger provides for the transfer of all of the assets of your fund to Putnam Tax Exempt Income Fund in exchange for shares of that fund. It also provides for the assumption by Putnam Tax Exempt Income Fund of all of the liabilities of your fund. The merger will result in the liquidation of your fund, followed by the distribution of Putnam Tax Exempt Income Fund shares to Putnam Intermediate Tax Exempt Fund shareholders.

2.  What will happen to my shares of the Putnam Intermediate Tax
Exempt Fund?

If the merger is approved, your shares will, in effect, be exchanged at net asset value and on a tax-free basis for shares of Putnam Tax Exempt Income Fund.

3.  When would the merger occur?

If approved by the shareholders at their May 2, 1996 meeting, it is expected that the merger would occur as soon as possible after that time.

4.  Why are the Trustees proposing the merger?

The Trustees of the Putnam Intermediate Tax Exempt Fund recommend approval of the merger because the merger offers shareholders an opportunity to pursue similar investment objectives in a significantly larger fund with greater investment flexibility and lower expenses.

5. How do the investment objectives, policies and restrictions of the two funds compare?

While the merger would combine two funds with very similar overall investment strategies, Putnam Tax Exempt Income Fund can be expected to have a higher portfolio dollar-weighted average maturity and duration. Both funds seek as high a level of current income exempt from federal income tax as Putnam Investment Management, Inc., believes is consistent with the preservation of capital. The combined prospectus/proxy statement contains a detailed comparison of the investment policies and risks associated with investments in Putnam Tax Exempt Income Fund.

6.  How do the risks of investing in the funds compare?

As discussed in the prospectus/proxy statement, because the two funds share similar investment objectives and policies, the risks of an investment in each fund are similar, except for the risks associated with Putnam Tax Exempt Income Fund's investments in longer-term fixed income securities. Since it invests primarily in securities with relatively longer maturities, the value of the Putnam Tax Exempt Income Fund's assets is more sensitive to changes in interest rates than the assets of your fund.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the merger?

 The Putnam Intermediate Tax Exempt Fund's overall expenses have been higher than those for the Putnam Tax Exempt Income Fund, although certain of its expenses have been lower. For example, the management fees paid by Putnam Intermediate Tax Exempt Fund have been lower due to a voluntary expense limitation , and the 12b-1 fees for Putnam Intermediate Tax Exempt Fund are lower. In the absence of this expense limitation, which is in effect through May 2, 1996, management fees and total fund operating expenses for the Putnam Intermediate Tax Exempt Fund would be higher . This difference in expense levels results largely from the relative sizes of the two funds: as of December 31, 1995, the Putnam Intermediate Tax Exempt Fund had net assets of approximately $56.5 million, whereas the Putnam Tax Exempt Income Fund had net assets of approximately $2.6 billion.

8. Are there any federal income tax consequences as a result of the proposed merger?

No. As a result of the merger, no gain or loss will be recognized by the Putnam Intermediate Tax Exempt Fund or its shareholders for federal income tax purposes.

9.  Do the distribution policies of the two funds differ?

No. Each of the funds distributes any net investment income at least monthly and any net realized capital gains at least annually.

     (If shareholder holds certificated shares, add the following:

      If you hold certificates, for your Putnam Intermediate Tax Exempt Fund shares, you should return them to the fund. Failure to do so will effect your ability to take certain actions with respect to the shares you receive in the merger, including redemption and exchanges. While you hold certificates, you will receive all cash dividends and other distributions on shares of the Putnam Tax Exempt Income Fund in additional shares, regardless of your election .


10. Do the procedures for purchasing, redeeming and exchanging shares of the two funds differ?

No. The procedures for purchasing and redeeming shares of Putnam Intermediate Tax Exempt Fund and shares of Putnam Tax Exempt Income Fund, and for exchanging such shares of each fund for shares of other Putnam funds, are identical. The funds have different front-end sales charges, contingent deferred sales charge schedules and distribution fees. These sales charges do not apply to Merger Shares, but would apply to additional purchases, and in the case of the contingent deferred sales charges, exchanges of such additional shares.

Putnam Intermediate Tax Exempt Fund currently offers two classes of shares and Putnam Tax Exempt Income Fund currently offers three classes of shares. Shares of both funds may be purchased either through investment dealers which have sales agreements with Putnam Mutual Funds Corp. or directly through Putnam Mutual Funds at prices based on net asset value, plus varying sales charges, depending on the class and number of shares purchased. Reinvestment of distributions by the funds are made at net asset value for all classes of shares.

Any day the New York Stock Exchange is open, shares of both funds may be redeemed at net asset value, either directly to a fund or through an investment dealer.

After a ten-day holding period, shares of either fund may be exchanged for shares of the same class of certain other Putnam
Funds.

11.  Will the number of shares I own change?

Yes, but the total value of the shares of the Putnam Tax Exempt Income Fund you receive will be equal in value to the total value of the shares of the Putnam Intermediate Tax Exempt Fund that you hold at the time of the merger. Even though the net asset value per share of each fund is different, the total value of a shareholder's holdings will not change as a result of the merger.

12.  How will I be notified of the outcome of the merger?

If the proposed merger is approved by shareholders, you will receive confirmation after the reorganization is completed, indicating your new account number. If the merger is not approved, shareholders will be notified, and the results of the meeting will be provided in the next annual report of the Putnam Intermediate Tax Exempt Fund. You will continue to own shares of the Putnam Intermediate Tax Exempt Fund and receive statements regarding your account.